Exhibit 99.(r)(11)

February 2011

Royal Capital Management, LLC

___________________________

compliance manual

THIS MANUAL IS THE PROPERTY OF ROYAL CAPITAL MANAGEMENT, LLC (THE “COMPANY”) AND MUST BE RETURNED TO THE COMPANY SHOULD AN EMPLOYEE’S ASSOCIATION WITH THE COMPANY TERMINATE FOR ANY REASON. THE CONTENTS OF THIS MANUAL ARE CONFIDENTIAL, AND SHOULD NOT BE REVEALED TO THIRD PARTIES WITHOUT THE CONSENT OF THE COMPANY.

Code of Ethics

A.	Introduction

This Code of Ethics (the “Code”) has been prepared for the Employees of the Company. This Code is based on general concepts of fiduciary duty, specific requirements of the Advisers Act applicable to all investment advisers, federal, state, and local laws and regulations, and internal policies and procedures adopted by the Company. The general principles governing this Code are the following:

•	You must place the interests of the Company’s clients before your own interests.
•	You must conduct all your personal trading in a manner consistent with this Code in order to comply with applicable federal securities laws and so as to avoid any actual or potential conflict of interest or any abuse of your position of trust and responsibility.
•	You should adhere to the fundamental standard that investment advisory personnel should not take inappropriate advantage of their positions to benefit their personal interests.
•	You must report your personal securities transactions and holdings, as provided below and in Annex B, for review by the Compliance Officer.
•	You must report any violations of this Code promptly to the Compliance Officer.

The Company’s policies and procedures are intended to ensure the highest standards of professional conduct. This Code does not attempt to serve as an exhaustive guide of every legal, regulatory and compliance requirement applicable to the activities in which the Company and Employees are involved in the course of conducting the business of the Company. Rather, this Code (and the Manual) is intended to summarize the main legal, regulatory and compliance issues relating to the Company under the Advisers Act and its Employees and to establish general rules and procedures governing the conduct of business of the Company.

This Code is subject to modification and further development. The Company, in its sole and absolute discretion, may amend, modify, suspend or terminate any policy or procedure contained in this Code, at any time without prior notice. The Company has sole and absolute discretion to interpret and apply the policies and procedures established herein and to make all determinations of fact with respect to their application. The Company is required to provide each Employee with a copy of the Company’s Code of Ethics and any amendments. In response, each Employee is required to complete, sign and provide the Company with Annex A, containing written acknowledgment of their receipt of the Code and any amendments.

The Company is required to subject its “Access Persons” to certain personal trading restrictions and reporting obligations. The Company has established that all

Employees are considered “Access Persons” and thus all Employees must adhere to the policies set forth in the Code. Failure to comply with any of the policies set form in the Code may result in sanctions or termination of employment.

If you have questions or concerns relating to the policies and procedures set forth in the Code, or if you are uncertain about any real or apparent conflicts that exist in any particular situation, you should immediately consult the Compliance Officer.

B.	Personal and Insider Trading Policy
1.	Overview

The Personal and Insider Trading Policy is designed to uphold the highest standards of integrity, to comply with laws and regulations, and to reduce real and perceived conflicts of interests between personal transactions and investment transactions the Company makes on behalf of Clients Accounts. The Personal and Insider Trading Policy governs Employee trading in all debt and equity transactions, including stocks, bonds, currencies, options, warrants, financial commodities, other derivative products and interests in privately placed offerings, limited partnerships or other entities.

The policies and procedures set forth in this section apply to all Employees. For purposes of this Section, all references to Employees herein include spouses of Employees and immediate family members and others living in Employees’ households, business partners (all such other persons are also referred to as “employee-related” persons).

This Code imposes certain investment restrictions and securities holdings reporting obligations on “employee accounts.” An “employee account” is any account in which the Employee has any direct or indirect “beneficial ownership”1 or over which the Employee exercises investment discretion. Thus, an employee account would generally include, but may not be limited to, any account owned by an employee, any account owned by his or her family (including a spouse and a minor child or grandchild, parent or other person living in the same household as the Employee or to whom the Employee provides material financial support), any account in which the employee has a beneficial or pecuniary interest (such as a corporation, partnership, trust or estate in which the employee has an interest), any account over which the employee exercises discretionary trading control (such as an IRA or other custodian account) or has influence over the trading of the account. Accounts of relatives who do not reside with the employee generally need not be included. Any questions related to whether an account is an

1 Generally, an Employee is deemed to have “beneficial ownership” if the Employee, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect opportunity to profit or share in any profit derived from the relevant personal account.

“employee account” and thus subject to the Code’s requirements, should be directed to the Compliance Officer.

2.	Insider Trading

Investment advisers often may have access to material information that has not been publicly disseminated. Federal and state securities laws prohibit any purchase or sale of securities on the basis of material, nonpublic information about the security or its issuer which was improperly obtained, or was obtained under circumstances contemplating that it would not be used for personal gain, and in certain other circumstances. In addition, “tipping” of others about such information is prohibited. The persons covered by these restrictions are not only “insiders” of publicly traded companies, but also any other person who, under certain circumstances, learns of material, nonpublic information about the security or its issuer, including, but not limited to, employees, outside attorneys, accountants, consultants or bank lending officers.

In view of these prohibitions, the Company has adopted the general policy that Employees may not trade — for a Client Account or any employee account — in the securities of any company about which an Employee possesses, or is aware that the Company possesses, material, nonpublic information, or “tip” others about such information. All Employees must exercise utmost care to adhere to this policy and take all reasonable steps to ensure that the Company and other Employees adhere to this policy.

Employees should immediately inform the Compliance Officer (or, in his absence, a Managing Member) if an Employee comes into possession, or is aware that the Company possesses, material, nonpublic information. The Compliance Officer will then review the matter with outside legal counsel and determine the appropriate course of action. In addition, Employees should immediately inform the Compliance Officer (or, in his absence, a Managing Member) if they become aware of any actual or potential violation of this policy by another Employee.

Employment at the Company may from time to time expose employees to material, nonpublic information regarding companies in which the Client Accounts managed by the Company hold an investment. Such information is to be considered as strictly confidential by all employees, and employees shall take all appropriate steps to preserve the confidentiality of such information. For example, in addition to the steps outlined in Annex B, employees should restrict access to files or computer records containing confidential information, should never leave confidential documents in unattended rooms and should never copy confidential documents for their personal use.

The prohibition on insider trading is a complicated subject that is not easily susceptible to reduction to a few general principles. Accordingly, the Company has prepared and adopted a statement of Policies and Procedures Designed to Detect and Prevent Insider Trading (Annex B). All Employees must read and adhere to the restrictions outlined in Annex B.

3.	Personal Trading

Potential conflicts of interest may arise when Employees engage in personal investment activities. The Company seeks to respond to such conflict of interest situations before they arise and has thus adopted this trading policy. It is the Company’s goal to give its employees investment decision flexibility while protecting the Company and its investors.

Under the “Personal Trading Policy” Employees must:

1.	Preclear any transaction in a Reportable Security (as defined below) with a Managing Member using the Pre-clearance Form in Exhibit 4 to Annex B;
2.	Disclose any Reportable Securities and all securities/futures investment accounts that are “employee accounts” to the Compliance Officer, initially at time of employment (within 10 days of hire date) and then going forward on an annual basis, using the Initial Holdings Disclosure Form and the Annual Holdings Disclosure Form in Exhibit 5 to Annex B;
3.	Prior to opening an employee account with a financial institution, Employees must notify the Compliance Officer of (i) the name on the account, (ii) the account number and (iii) the name and address of the financial institution where the account is located.
4.	Within 30 days following each calendar quarter-end, (i) deliver duplicate copies of all monthly/quarterly statements and/or trade confirmations relating to each employee account, which holds or trades in any Reportable Securities to the Compliance Officer and (ii) report to the Compliance Officer any transaction in a Reportable Security (defined below) that occurred during the relevant quarter that does not appear on such statements or confirmations (such as the purchase or sale of interests in a private company or hedge fund);
5.	Annually certify to the Compliance Officer that all Reportable Security transactions in all employee accounts have been reported (using the Personal and Insider Trading Policy Certification Form Exhibit 2 to Annex B).

Unless determined otherwise by the Compliance Officer, these policies apply only to securities as the term security is defined in Advisers Act section 202(a)(18) (“Reportable Securities”). It is specifically noted that the following are NOT Reportable Securities (“Non-Reportable Securities”): (i) direct obligations of the U.S. Government, (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (including repurchase agreements), (iii) shares issued by money market funds, (iv) shares issued by open-end funds not affiliated in any way with the Company, and (v)

shares issued by unit investment trusts that are invested exclusively in one or more open end funds (none of which are affiliated in any way with the Company).

Furthermore, Employees need not report holdings, sales or purchases in any employee accounts managed by a third party over which an Employee has no direct or indirect influence or control (i.e., non-discretionary accounts), nor must Employees provide monthly/quarterly transaction reports for purchases that are part of any automatic dividend reinvestment plan, purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of securities to the extent such rights were acquired from such issuer, or sale of such rights (collectively, “exempt securities”).

4.	Specific Prohibitions Against Front Running

Unless otherwise determined by the Compliance Officer, the Company’s Employees shall not execute a transaction in a security for an employee account if (i) an order exists for a Client Account for the same security that remains unexecuted or (ii) the Company is actively involved in researching the issuer of the security in connection with a potential investment or disposition of the investment for a Client Account. Any determination otherwise by the Compliance Officer shall be documented in writing in advance of the applicable trade. It is the Company’s policy that all investment transactions must be pre-cleared by a Managing Member to avoid the possibility of an Employee misinterpreting this policy.

Each employee is prohibited from buying or selling an option while in possession of non-public information concerning a block transaction in the underlying stock, or buying or selling an underlying security while in possession of non-public information concerning a block transaction in an option covering that security (the “inter-market front running”), for a Client Account or employee account. This prohibition extends to trading in stock index options and stock index futures while in possession of non-public information concerning a block transaction in a component stock of an index. “Block transaction” generally means a transaction involving 10,000 shares or more of an underlying security or options covering 10,000 shares or more of such security. However, it should be noted that, in the case of a thinly traded security, fewer than 10,000 shares may constitute a block transaction.

5.	General Restrictions and Guidelines

The following restrictions and guidelines apply to all Employee securities transactions:

•	Except for exempt securities and Non-Reportable Securities, all transactions require the advance written approval of a Managing Member.
•	Under no circumstances may an employee effect a transaction in an employee account or a Client Account while in possession of material, non-public information regarding the financial instrument that is the subject of the transaction (See Annex B).
•	No Employee may purchase or sell, directly or indirectly, for his or her employee accounts (i) any security that to his or her knowledge the Company is buying or selling for its Client Accounts, or (ii) any security that to his or her knowledge is under active consideration by the Company for its Client Accounts.
•	Employees are expected to devote their workdays to serving the Client Accounts and the Company’s interests. Accordingly, employee account transactions should be effected with a view toward investment, not trading.
•	The Company reserves the right to cancel any employee account order or transaction. If a transaction is canceled, the employee will bear the risk of loss and the Company will determine how to handle any profit associated with such cancellation.
•	Any breach of this policy may result in disciplinary action, up to and including termination of employment.
6.	Personal Account Trading Procedures

Except for exempt securities and Non-Reportable Securities, all transactions for an employee account must have the prior written approval of a Managing Member. The following procedures apply:

•	A Pre-clearance Form (Annex B) must be submitted to a Managing Member prior to entering into a securities transaction for an employee account.
•	Under normal circumstances, approval or denial of clearance to trade will be given on the day requested.
•	Once approval for a trade has been obtained, the trade may only be executed that day. After that day, a new request form must be submitted.
•	Either a Managing Member or the Compliance Officer may cancel any approved transaction at anytime.
•	The Company has the right to deny approval for any securities transaction. The fact that approval for a transaction is granted or denied is highly confidential and should not be disclosed to anyone inside or outside the Company. Employees should not engage in discussions as to the reasons for the grant or denial of approval.

In addition, the following information must be disclosed:

•	When an Employee recommends that a security be bought or sold for the Client Accounts, such Employee must disclose to a Managing Member whether a position in that security is currently held in an employee account of such Employee. The Employee may be restricted from buying or selling the position from an employee account until a specified period of time after the orders for Client Accounts have been filled and there is no buying or selling program in progress.
7.	Specific Investment Restrictions

In addition to the more general restrictions discussed above, the Company has adopted other restrictions on personal investment transactions.

•                    Cross-trades

Cross-trades between employee accounts and Client Accounts are generally prohibited.2

Private Investments

Employees are prohibited from acquiring any type of private investment (including but not limited to, real estate partnerships, private placements, LBO’s, hedge funds and other alternative investment vehicles) without the prior approval of a Managing Member. In any approval, it will be taken into consideration whether the investment opportunity you have been offered should be reserved for the Company’s Client Accounts and whether the opportunity is being offered to you by virtue of your position with the Company. If an Employee has acquired securities in a private placement before becoming an Employee of the Company, the Employee must disclose that investment to the Compliance Officer, at the time of hire via the Initial Holdings Report Form in Annex B.

8.	Monitoring and Enforcement

To ensure compliance with the Company’s personal trading policies, the Company has established the following procedures:

•	Employees are required to disclose to the Compliance Officer all holdings in Reportable Securities and personal trading accounts (i.e., “employee accounts” as defined above). Disclosure must first be made no later than 10 days after the Employee becomes an Employee of the Company, and then throughout the year prior to the opening of any new accounts thereafter. The Compliance

2 Note: any such trade would likely be a principal trade, subject to Section 206(3), which would require consent of investors.

Officer will review the Reportable Securities holdings to check for holdings that present a potential conflict of interest. If you hold Reportable Securities that are in the portfolios of Client Accounts, you may be asked to liquidate these positions.
•	Each Employee shall arrange for duplicate copies of all trade confirmations, and monthly brokerage account statements to be sent directly from the broker-dealer to the Managing Members (who reviews them and give them to the Compliance Officer). The Compliance Officer retains these records as well as pre-approval forms in a central file.
•	Promptly after receiving all account statements, the Compliance Officer will reconcile the Employees’ account statements and trade confirmations for the preceding month against the Employees’ pre-approval forms received by the Compliance Officer. Account activity will be reviewed to ensure that pre-approval has been granted in all relevant cases and this policy has not been violated. The Compliance Officer who will address any discrepancies with the applicable Employee and the Managing Members. For violation of the personal trading policy Employees may be subject disciplinary action by the Company, which may include termination of employment.
•	Annually, each Employee is required to certify to the Managing Member that all transactions in employee accounts have been reported (see Certification Form located in Annex B). In addition on an annual basis employees must complete the Annual Holdings Report Form (in Annex B). The Company has selected December 31 as its annual holdings certification date.
C.	Gifts and Entertainment

The Company has adopted this Gifts and Entertainment Policy which sets forth the guidelines and procedures that must be followed when accepting or giving gifts and entertainment.

1.	Guidelines for Accepting Gifts and Entertainment

Accepting gifts, entertainment, favors, and/or other things of value from, or offering them to, present or prospective clients or investors, providers of good or services (such as broker-dealers), portfolio companies or others with which the Company does or is seeking to do business may create a conflict of interest. While business relationships cannot always be separated from personal relationships, the Company’s integrity is always susceptible to criticism, sometimes in hindsight, about gifts, entertainment, favors, or other things of value. Certainly, personal contacts may lead to gifts, entertainment, favors, and other things of value that are offered on the basis of a friendship and may be perfectly proper. There may be an occasion where it might be awkward to refuse a token expression of appreciation given in the spirit of friendship. In addition, there may be legitimate and appropriate business reasons for accepting gifts and entertainment. But, gifts, entertainment, favors and/or other things of value that are excessive in amount or frequency or are intended to influence a person may be deemed violations of law.

For purposes of the guidelines and procedures described below, a “Gift” includes a gift, favor, entertainment event (at which the person providing the event will not be present), travel and hotel accommodations, free service, or anything else of value. The term “Entertainment” generally means a business-related entertainment event at which the person providing the event will be present, such as a meal, sporting, musical or theatrical event, or similar activity. The terms “Gift” and “Entertainment” do not include gifts and entertainment events that are clearly outside of, or clearly do not arise of out of, a business relationship with the Company, such as relationships with family members or personal friends.

Employees must comply with the guidelines and procedures below when accepting Gifts and Entertainment from any person or entity that does business with or on behalf of (or is seeking to do business with or on behalf of) the Company, a Client Account or a Client:

•	The general rule of thumb is that any Gift or Entertainment should be reasonable in terms of frequency and value and have a legitimate business purpose. Accordingly, Employees should not accept Gifts or Entertainment that may be viewed as overly generous or that will make the Employee or the Company feel beholden to the person or entity providing the Gift or Entertainment.
•	No Employee may seek or accept a Gift of more than a de minimis value (approximately $100) without pre-clearance from the Compliance Officer.
•	The Compliance Officer will keep a log of all Gifts received by each Employee (the “Gift Log”), which will include the date of the Gift, its estimated value and who the Gift was from (name and company).
•	If you receive a Gift without prior notice, you must report it to the Compliance Officer. The Compliance Officer will determine whether you can accept the Gift. If you believe that you can not reject or return a Gift without potentially damaging friendly relations between a third party and the Company, the Compliance Officer may require that the gift be donated to charity.

•	Employees should not solicit or accept cash or cash equivalents such as gift certificates.
•	Entertainment situations should be used to foster and promote business relationships with a firm, not an individual. Employees may not attend an Entertainment event without first obtaining the approval of the Compliance Officer.
•	In making a decision whether to approve or deny a request to accept a Gift or Entertainment, the Compliance Officer will consider such factors including, but not limited to, (i) the value of the Gift or Entertainment, (ii) who is giving the Gift or Entertainment (and whether they given multiple Gifts/Entertainment throughout the year), (iii) who is receiving the Gift, and (iv) whether the Gift or Entertainment is reasonable and part of a business relationship (such as a business-related meal, sporting, musical or theatrical event, or similar activity that is part of a business relationship). The Compliance Officer’s objective is to monitor possible abusive patterns that might lead to material conflicts of interest.
2.	Giving Gifts and Entertainment

It is acceptable for an Employee to give Gifts to the extent they are appropriate and suitable under the circumstances, meet the standards of ethical business conduct, and are not intended as a “quid pro quo.” Entertainment that is reasonable and appropriate for the circumstances is an accepted practice to the extent that it is both necessary and incidental to the performance of the Company’s business. However, all Gifts and Entertainment must be reported to the Compliance Officer in a timely fashion. The Compliance Officer will be responsible for entering them into the Gift Log.

Employees are not permitted to give or offer to give cash or cash equivalents, such as gift certificates. In addition, Employees are prohibited from providing a Gift or Entertainment to a governmental, union or labor organization official or representative or an ERISA plan fiduciary or representative without the approval of the Compliance Officer.

3.	Reporting Requirements – Doc Form OM-10

Investment advisers that entertain union personnel, including personnel associated with pension plans (during the course of marketing or for other reasons) may be required to file reports on DOL Form LM-10.

To ensure that the Company is able to monitor its obligations (if any) to file Form LM-10, Employees must follow the pre-clearance procedures above and immediately notify the Compliance Officer of any Gifts or Entertainment, regardless of value, provided (either by the Company or by the Employee’s personal funds) to union personnel (including, but not limited to, the value of travel, golf outings, dinners, holiday parties, sports tickets, and raffle prizes).

The Compliance Officer is responsible for determining whether a Form LM-10 reporting requirement has been triggered, and if so, will prepare and timely file the form.

D.	Outside Activities
1.	General

In order to be sure that Employees devote their time to their duties at the Company and to ensure that Employees do not take on activities that could present conflicts of interest, all outside activities conducted by an Employee which either involve (i) a substantial time commitment (generally 10-15 hours per week) or (ii) paid employment, teaching assignments or lectures must be preapproved by the Compliance Officer (see Annex L). The Compliance Officer may require full details concerning the outside activity including the number of hours involved and the compensation to be received. In addition, Employees will, on an annual basis, report and certify that they have reported all outside activities as described in this section and Annex L to the Compliance Officer.

Employees must abstain from negotiating, approving or voting on any transaction between the Company and any outside organization with which they are affiliated, whether as a representative of the Company or the outside organization, except in the ordinary course of their providing services for the Company on a fully disclosed basis.

In addition to the below, Employees are also reminded to immediately notify the Compliance Officer if you have a spouse or close relative who is a registered representative or registered principal of a broker dealer and/or a spouse/close relative who is an officer of a publicly traded company. Furthermore, Employees should also notify the Compliance Officer if a spouse/close relative is employed with, or has an interest in, a business that contracts with, or provides goods or services to, the Company, a Client Account or a Client.

2.	Service as Director or Officer

Prior to accepting a position as a director or officer of any company or organization, an Employee must obtain approval from the Compliance Officer. At the time of employment, Employees are also required to disclose their affiliations with any company or organization as a director, officer or any similar capacity, and future affiliations will be subject to approval. This policy does not apply to appointments involving personal estates or service on the board of a charitable, civic, or non-profit where the Employee does not act as an investment adviser for the entity’s asset or has no control or limited input in the investment decisions for such entity’s assets.

3.	Fiduciary Appointments

No Employee may accept appointments as executor, trustee, guardian, conservator, general partner or other fiduciary, or any appointment as a consultant in connection with fiduciary or active money management matters, without the prior approval of the Compliance Officer. Securities traded by you as a fiduciary will be subject to the Company’s personal trading policy.

4.	Compensation, Consulting Fees and Honorariums

If you have received proper approval to serve in an outside organization you may retain all compensation paid for such service unless otherwise provided by the terms of the approval. You should report the amount of this compensation to the Compliance Officer. You may not retain compensation received for services on board of directors or as officers of corporations where you serve in the course of your employment activities with the Company. However, there may be certain honorariums, which are permissible to keep. You should direct any questions concerning the permissible retention of compensation to the Compliance Officer.

5.	Publication, Radio or TV Appearances

All activities involving the publishing of articles in any media outlet, radio or television appearances (including broadcast. cable, satellite and internet), must be approved beforehand by the Compliance Officer, even if not related directly to the Company’s business. If the media contacts an Employee, the Employee must report the solicitation to a Managing Member and the Compliance Officer as soon a practicable.

Since investments in the Funds are being offered to sophisticated investors mostly on a basis of private offerings, any advertisement or communication related to the Funds may be deemed a prohibited general solicitation, resulting in a violation of Federal securities laws. Accordingly, in order to avoid prohibited publicity, requests of any third party (such as the press and analysts) for information should be directed to the Compliance Officer.

Please see Annex O for the Company’s Media and Press Protocol Policy.

6.	Political Contributions and Participation in Public Affairs

Non-Political Community Activities. Employees are permitted to support and participate in community activities. Normally, voluntary efforts for such activities should take place outside of regular business hours. If a voluntary effort requires that you work during regular business hours, you should obtain prior approval from a Managing Member.

Accepting an Appointive Office or Running for Elective Office. If an Employee wishes to accept an appointive office or run for elective office, the Employee must first obtain approval from a Managing Member. Employees running for elective office must campaign on his or her own time and may not use the Company’s property or service for such purpose without proper reimbursement to the Company. In all cases, Employees participating in political activities do so as individuals and not as representatives of the Company. To prevent any interpretation of sponsorship or endorsement by the Company, you should not use either the Company’s name or its address in campaign or fundraising materials, nor should the Company be identified in any advertisement or literature, except as necessary in biographical information (after being approved by the Compliance Officer).

Political Contributions. The Company is subject to strict Federal and state regulations regarding political contributions.

Employees are required to obtain the approval of the Compliance Officer before the Employee or any immediate family member of the Employee (i.e., the Employee’s spouse and any minor child, grandchild, parent or other person living in the same household as the Employee or to whom the Employee provides material financial support) makes:

•	a political contribution to a Federal, state or local official or candidate (or successful candidate) for a Federal, state or local office or
•	a payment to a national political party or a political party of a state or political subdivision thereof, or to a political action committee.

For purposes of this policy, a “contribution” is defined broadly. The term includes: (i) a monetary gift, (ii) a subscription or loan, (iii) an advance, (iv) a deposit of money, (v) payment to satisfy debts incurred in connection with an election, (vi) payments for transitional expenses or inaugural expenses of a successful candidate for state or local office or an unsuccessful candidate that at the time of the payments is a state or local official or (vii) anything of value, such as resources or facilities of the adviser or any employee (such as conference rooms, office facilities or personal residence) and hosting a dinner or event for the official or candidate in a public (i.e., restaurant) or private (e.g., personal residence) location (or providing such location for the purpose of hosting the dinner or event).

Under no circumstances may an Employee engage indirectly in any of the foregoing activities, such as through his or her advisors, non-immediate family members or any other persons, as a means of circumventing the restrictions.

Other Activities Involving Political Processes. Employees must obtain the approval of the Compliance Officer before the Employee or any immediate family member (as described above) participate in any political process, event or campaign:

•	“fundraising” -- soliciting or coordinating (i.e., collecting or forwarding): (i) political contributions from any person or political action committee (within or outside of the Company) or (ii) any payments (within or outside of the Company) for a political party -- Employees should be sensitive that “fundraising” may occur at a formal event organized and classified as a fundraiser or on an unplanned basis in an informal setting;
•	hosting, sponsoring or organizing an event, the purpose of which, in whole or in part, is to further campaign efforts (including fundraising) for any person holding or campaigning for Federal, state, or local office;
•	contributing to a charity controlled by a Federal, state or local official or candidate (or successful candidate) for a state or local office;
•	assuming any role with an organization that regularly engages in political fundraising and endorses state and local candidates for office; and
•	volunteering for a political campaign.

Exceptions to the foregoing prohibitions may only be made by the Compliance Officer after a determination has been made by him that the proposed exception would not violate any applicable law or pose a material risk to the Company.

The Company. As a matter of policy, neither the Company nor any of its affiliates will engage in any of the activities described above, unless determined otherwise by the Compliance Officer in consultation with the Managing Members.

Pre-clearance Procedure. To seek pre-clearance for any of the matters described above, the Employee must submit a written request to the Compliance Officer or Managing Member, as applicable, providing details regarding the request and certifying that the contribution or other activity is not for the purpose of obtaining or retaining the Company’s engagement as an investment adviser by a government entity or account. Requests will be considered in light of the restrictions under Federal, state and local laws. The Compliance Officer will maintain a Political Contributions and Activities Log that records all of the requests received from Employees under this Policy and whether the request was approved or denied.

Annual Certification. Employees will be required to certify, on an annual basis, that they have complied with the above procedures.

E.	Other Employee Conduct
1.	Business Opportunity

Employees must not take advantage of an opportunity that rightfully belongs to the Company. Whenever the Company has been actively soliciting a business opportunity, or the opportunity has been offered to it, facilities or personnel have been used in pursuing the opportunity, that opportunity does not belong to Employees who may be in a position to divert the opportunity for their own benefits. Examples of improperly taking advantage of a corporate opportunity include:

•	Selling information to which an Employee has access because of his or her position.
•	Investing in a security or opportunity in which research has been conducted using the Company’s resources or which was offered to the Employee as a result of his or her position or association with the Company, in each case without the prior approval of the Compliance Officer and a Managing Member.
•	Acquiring any real or personal property interest or right when the Company is known to be interested in the property in question.
•	Receiving a commission or fee on a transaction which would otherwise accrue to the Company.
•	Diverting business or personnel from the Company.
2.	Email/ Internet Message Boards

Employees are not permitted to use third party email services (including but not limited to AOL, Hotmail, Yahoo!, Gmail) in the conduct of business. All email (including Instant Messages (“IMs”)) sent or received via the Company’s server may be monitored to ensure compliance with the policies detailed in the Manual. All emails and IMs (sent and received) will be retained on a secure accessible server for a minimum of five years, as required by the SEC. Employees are not permitted to post messages regarding any information related to a publicly traded stock, the Company, a Client Account or a Client on any third-party internet site without prior approval from the Compliance Officer. In addition, Employees are not permitted to use Facebook, MySpace, LinkedIn or any other social or commercial networking website in the conduct of Company business (including but not limited to emailing, instant messaging and posting messages on any such websites). Annex G sets forth the Company’s Electronic Communication Policy.

3.	Dealings with Government and Industry Regulators

If an Employee is contacted by a government official or industry regulator (including, but not limited to, representatives of the SEC, a state securities commission, a self-regulating organization such as FINRA or NFA, or a criminal prosecutor’s office such as the District Attorney or U.S. Attorney), whether by telephone, letter or office visit, the Employee may not, under any circumstance, engage in any discussion with the contacting party, or take any other action in response to such contact, other than (i) advising the contacting party that all Employees are under standing instructions to refer all such inquiries to the Compliance Officer or a Managing Member for action and (ii) notifying the Compliance Officer for advice and counsel immediately.

It is expected and required that all Employees fulfill their personal obligations to governmental and regulatory bodies. Such obligations include the filing of appropriate Federal, state and local tax returns, as well as the filing of any applicable forms or reports required by governmental bodies.

4.                  Involvement in Litigation.

Upon hire and on a periodic basis thereafter, all employees are required to complete, sign and submit a Disciplinary Questionnaire (see Annex M). Furthermore, an Employee should immediately advise the Compliance Officer if he or she (i) becomes involved in or is threatened with litigation, an administrative investigation, or legal or disciplinary proceedings of any kind, (ii) is subject to any judgment, suspension, order or arrest, or (iii) is contacted by any governmental or regulatory authority.

5.	Corporate Property or Services

Employees are not permitted to act as principal for either themselves or their immediate families in the supply of goods, properties, or services to the Company, unless approved by a Managing Member.

F.	Confidentiality / Non Solicitation

Information regarding advice furnished by the Company to Client Accounts, non-public data furnished to the Company by any Client Account or Client, work product of the Company’s investment and trading staffs, and other proprietary data and information concerning the Company (including, but not limited to, its assets under management, investment positions, buy and sell programs, performance record, internal operations, financial information, and client lists), is the exclusive property of the Company. Any Employee in possession of such information must keep it strictly confidential, and may not disclose it to third parties or use it for the benefit of any person other than the Company. Any violation of the foregoing restriction without the permission of the Compliance Officer is grounds for immediate dismissal.

During the Employee’s employment with the Company and for a period of one (1) year thereafter, the Employee shall not, without the prior written permission of the

Company, directly or indirectly, (i) solicit, employ or retain, or have or cause any other person or entity to solicit, employ or retain, any person who was employed or retained by the Company during the six-month period prior to the termination of the Employee’s employment; or (ii) solicit, interfere with, or endeavor to entice away from the Company any of its or their customers (including for the avoidance of doubt investors in funds managed by the Company).

All Employees will be required to sign and adhere to a Confidentiality, Non-Compete and Non-Solicitation Agreement at time of employment (a sample is provided at Annex K).

G.	Compliance

The Compliance Officer, in coordination with the Managing Members, is responsible for general administration of the policies and procedures set forth in this Code. The Compliance Officer will review all reports submitted pursuant to this Code, answer questions regarding the policies and procedures set forth in the Code, update the Code as may be required from time to time, and arrange for appropriate records to be maintained, including copies of all reports and forms submitted under this Code. The Compliance Officer will also arrange for appropriate annual Employee training sessions on the policies and procedures reflected in the Code and to highlight any changes since the previous session.